Exhibit 10.1

SEPARATION AND CONSULTING AGREEMENT

This Separation and Consulting Agreement (the “Agreement”) is made effective as of November 20, 2014 (the “Effective Date”), by and between Greg Hann (“Executive”), Wesco Aircraft Hardware Corp., a California corporation (the “Company”) and, solely for purposes of Section 2(b)(v) hereof, Wesco Aircraft Holdings, Inc., a Delaware corporation (“Holdings”).

WHEREAS, Executive and the Company have previously entered into that certain employment offer letter agreement, dated as of January 22, 2009 (the “Employment Agreement”) pursuant to which the Executive has served as the Company’s Chief Financial Officer;

WHEREAS, Executive and the Company have previously entered into that certain Executive Severance Agreement, dated as of May 8, 2014 (the “Severance Agreement”);

WHEREAS, Executive and the Company desire that Executive’s employment with the Company shall terminate effective March 31, 2015 (the “Termination Date”) and that for a service continuation period thereafter, the Executive shall continue to provide transitional consulting services to Holdings, the Company and the Company’s subsidiaries (collectively, the “Company Group”); and

WHEREAS, in connection with such anticipated termination of employment, the Company, Holdings and Executive desire to enter into this Agreement upon the terms set forth herein.

NOW, THEREFORE, in exchange for the good and valuable consideration set forth herein, the adequacy of which is specifically acknowledged, Executive, the Company and, solely for purposes of Section 2(b)(v) hereof, Holdings (collectively referred to as the “parties” or individually as a “party”) hereby agree as follows:

1.                                                Termination; Service Through Termination Date.  Executive’s employment with the Company shall terminate effective as of 12:01 a.m., Pacific Time, on the Termination Date.  Effective as of the Termination Date, Executive shall no longer serve as Chief Financial Officer of the Company or Holdings and shall no longer serve in any employee or officer role or in any other position with the Company or any of its affiliates, except as specifically provided in Section 2.  Effective as of the Termination Date, Executive shall cease to hold any position (whether as an officer, director, manager, employee, trustee, fiduciary, or otherwise) with, and shall cease to exercise or convey any authority (actual, apparent, or otherwise) on behalf of, the Company Group, except as otherwise specifically provided in Section 2.

2.                                                Consulting Services.

(a)                                      Service Continuation Period.  For a period of twelve (12) months following the Termination Date (the “Service Continuation Period”), Executive agrees to provide such transitional consulting services (“Consulting Services”) to the Company Group as may be requested by the Company from time to time during the Service Continuation Period, including without limitation, advising and assisting the Company Group on finance, accounting, strategy, Sarbanes-Oxley compliance, operations, merger integration and related matters.  Notwithstanding the foregoing, the Company may terminate the Service Continuation Period at any time upon written notice to Executive, subject to Section 2(b), and the Service Continuation Period may be extended by mutual written agreement of the Company and Executive.  From and after the Termination Date, the Company and Executive intend that the level of bona fide services which Executive shall perform for the Company Group pursuant to this Section 2(a) shall not exceed nineteen percent (19%) of the average level of bona fide services performed by Executive for the Company Group over the thirty-six (36) month period immediately preceding the Termination Date.

(b)                                      Compensation.  Subject to Section 2(e) and Section 7, Executive shall be entitled to receive the following payments and benefits, less applicable withholdings (as set forth in Section 11).

(i)                                     Executive shall be entitled to a base consulting fee in the amount of $30,000 per month during the Service Continuation Period (the “Base Consulting Fee”), payable in regular installments in accordance with the Company’s regular payment practices for Company consultants.  If the Executive dies or the Company terminates the Service Continuation Period, in either case prior to the one-year anniversary of the Termination Date, except in the event of a termination for Cause, the Company shall continue to pay the Base Consulting Fee to Executive (or his estate, as applicable) until the one-year anniversary of the Termination Date, such that, if this sentence applies, Executive shall receive not less than an aggregate of $360,000 in Consulting Fee payments.

(ii)                                  Executive shall be eligible to receive a partial annual bonus for the first half of fiscal year 2015 with a target amount equal to $108,000 (i.e., thirty percent (30%) of his current annual base salary) (the “2015 First Half Bonus”).  The actual amount of the 2015 First Half Bonus may be different than the target amount and will be determined based on actual performance relative to performance goals to be established by the Company.  If earned, the 2015 First Half Bonus will be paid to the Executive (or, in the event Executive dies prior to the Termination Date or prior to the date of payment, to the Executive’s estate) within thirty (30) days after the Termination Date.  For the avoidance of doubt, Executive shall not be entitled to any bonus or other incentive or similar payment in respect of any period after the first half of the Company’s fiscal year 2015, including for the Service Continuation Period or any portion thereof.

(iii)                               Executive shall be entitled to continued use for a period of six (6) months following the Termination Date of Executive’s Company-owned or leased automobile and continued reimbursement of operating and maintenance expenses (excluding fuel costs), if applicable, in each case only to the extent and in the same manner as such benefits were provided as of the date of this Agreement.

(iv)                              Executive shall be entitled to a monthly payment in an amount equal to the amount of premiums Executive would be required to pay to continue Executive’s and Executive’s covered dependents’ medical, dental and vision coverage in effect on the Termination Date under the Company’s group healthcare plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), which amount shall be based on the premium for the first month of COBRA coverage and shall be paid on the Company’s first regular pay date of each calendar month during the Service Continuation Period.

If the Executive dies or the Company terminates the Service Continuation Period, in either case prior to the one-year anniversary of the Termination Date, except in the event of a termination for Cause, the Company shall continue to make the payments required under this Section 2(b)(iv) until the one year anniversary of the Termination Date, such that Executive shall receive 12 such monthly payments.

(v)                                 During the Service Continuation Period, Executive will continue to vest in any previously granted awards held by him under Wesco Aircraft Holdings, Inc. 2011 Equity Incentive Award Plan or any predecessor or successor plan (each a “Plan” and collectively, the “Plans”).  Executive expressly acknowledges that upon the expiration or termination of the Service Continuation Period for any reason, no further vesting shall apply and all unvested awards held by him under the Plans will be immediately forfeited, provided, however, that if the Executive dies or the Company terminates the Service Continuation Period, in either case prior to September 30, 2015, except in the event of a termination for Cause, any awards held by the Executive under the Plans that would have vested if he remained in service with the Company through September 30, 2015 will immediately vest.  Holdings also agrees that the Executive’s termination of service with the Company as contemplated by this Agreement will constitute a “Wesco Approved Retirement” under the Wesco Aircraft Holdings, Inc. Retirement Policy such that the period during which Executive may exercise any of his or her vested stock options previously granted under the Plans shall be extended until the earlier of (i) the one year anniversary of the Termination Date and (ii) the regular expiration date of the options (i.e., the date upon which the options would have become unexercisable had the Executive remained in service with Holdings and its affiliates), provided that such options shall in all events remain subject to earlier termination in connection with a corporate transaction or other extraordinary event or occurrence in accordance with the terms of the applicable Plan.

(c)                                       Business Expenses.  During the Service Continuation Period, the Company shall reimburse Executive for reasonable travel and other business expenses incurred by Executive at the request of the Company in the performance of Consulting Services, subject to the Company’s advance review and approval of any such expenses and the Company’s expense reimbursement policies in effect from time to time.

(d)                                      Independent Contractor.  It is hereby understood and agreed by the Company and Executive that his rendering of the Consulting Services pursuant to this Agreement is as an independent contractor and not as an officer or employee of the Company or any of its affiliates.  Consultant acknowledges and agrees and it is the intent of the parties hereto that, except pursuant to COBRA or as otherwise may be required by applicable law or expressly set forth herein, during the Service Continuation Period, Consultant shall receive no Company-sponsored benefits from the Company either as a Consultant or employee.

(e)                                       Release.  As a condition to Executive’s receipt of any amounts set forth in Section 2(b), Executive shall execute on the Termination Date and not revoke a general release of all claims in favor of the Company (the “Release”) in the form substantially similar to the form attached hereto as Exhibit A.  If Executive does not sign or if Executive revokes the Release, this Agreement shall automatically terminate and Executive shall not be entitled to any payments or benefits under Section 2(b).

(f)                                        Exclusive Remedy; Other Arrangements.  Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided herein, all of Executive’s rights to salary, severance, benefits, bonuses and other amounts (if any) accruing after the termination of Executive’s employment shall cease on the Termination Date.  In addition, the payments and benefits provided for in Section 2(b) are intended to be paid in lieu of any severance payments Executive may otherwise be entitled to receive under any other plan, program, policy or agreement with the Company or any of its affiliates, including the Employment Agreement and the Severance Agreement (collectively, “Other Arrangements”).  Therefore, Executive shall not be entitled to receive any severance payments or severance benefits pursuant to any Other Arrangements.  In addition, to the extent Executive is a party to any employment agreement, offer letter or other agreement or arrangement with the Company or any of its affiliates, in each case that was entered into prior to the date of this Agreement, and that provides for the payment or provision of severance pay or severance benefits upon an involuntary termination or a resignation of employment for good reason (or term of similar meaning) (such agreement a “Prior Agreement”), Executive hereby agrees that the severance pay and severance benefit provisions of such Prior Agreement shall be and hereby are superseded by this Agreement and from and after the date of this Agreement, such severance pay and severance benefit provisions of the Prior Agreement shall be and are null and void and of no further force or effect.  For the avoidance of doubt, except as may otherwise be agreed in writing between Executive and the Company or one of its affiliates after the date of this Agreement, it is intended that the other terms and conditions of any Prior Agreement that do not provide for severance pay or severance benefits, including any non-competition, non-solicitation, non-disparagement, confidentiality, assignment of inventions covenants and other similar covenants contained therein, shall remain in effect in accordance with their terms (and shall not be limited by the provisions of any similar covenants set forth herein) for the periods set forth in the Prior Agreement.

(g)                                       Definitions.  For purposes of this Agreement, the following terms shall have the meanings set forth below:

(i)                                     “Cause” means any of the following: (i) Executive’s failure in any material respect (other than due to physical or mental incapacity) to carry out or comply with any lawful and reasonable directive of the board of directors of Holdings or the Company’s Chief Executive Officer, in each case that is consistent with the terms of this Agreement; (ii) Executive’s willful misconduct, gross negligence or breach of fiduciary duty with respect to the Company or any of its affiliates that, in each case or in the aggregate, results in material harm to the Company or any of its affiliates; (iii) Executive’s conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or crime involving moral turpitude; (iv) Executive’s unlawful use (including being under the influence) or possession of illegal drugs on the Company’s (or any of its affiliate’s) premises or while performing Executive’s duties and responsibilities; (v) Executive’s commission of an act of fraud, embezzlement or misappropriation against the Company or any of its affiliates, or (vi) Executive’s directly or indirectly engaging in, acquiring any equity interest in (other than passive ownership of not more than 2% of the outstanding equity interest in any entity that is publicly traded, so long as Executive has no active participation in the business of such entity), or managing, providing services to or operating any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that engages in any business which competes with any portion of the

Business of the Company Group anywhere in the Territory.  Notwithstanding the foregoing, in the event of any circumstance described in clause (i) of the foregoing sentence, the Company may not terminate Executive’s employment for Cause unless, to the extent such failure can be fully cured, the Company has provided Executive with at least thirty (30) days’ notice of such failure and Executive has not remedied the failure within the 30-day period.

(ii)                                  “Business” means the business of the Company Group, as such business may be expanded or altered prior to or during the Service Continuation Period, including, without limitation, the business of (A) providing inventory management services and the purchase and distribution of aerospace parts, machined parts, electrical components, bearings, and fastener installation tooling, and (B) procuring, delivering and otherwise managing the inventory of chemicals for or on behalf of any person or entity, training and managing the waste produced by other persons or entities or providing services ancillary thereto, including process improvement, consultation, environmental health and safety compliance or waste handling services.

(iii)                               “Territory” means any geographic area in which any member of the Company Group, directly or indirectly, engages in the Business as of the Termination Date or during the Service Continuation Period.

3.                                                Return of Company Property.  On the Termination Date, as a condition to Executive’s receipt of the payments and benefits under Section 2(b), Executive shall return any property of the Company or its affiliates (including, without limitation, proprietary information or intellectual property) that is within Executive’s custody or control, except to the extent such property is reasonably necessary for Executive to perform the Consulting Services, as determined by the Company.  Executive shall return any Company property retained by Executive as provided in the preceding sentence upon the expiration of the Service Continuation Period.

4.                                                Restrictive Covenants.

(a)                                 Executive recognizes and agrees that in order to adequately protect the Company’s investment in its proprietary information and trade secrets and to protect such information and secrets and all other confidential information from disclosures to competitors and to protect the Company from unfair competition, certain restrictive covenants as set forth below, are necessary, reasonable and desirable.  Executive understands and agrees that the restrictions imposed in these covenants represent a fair balance of the Company’s rights to protect its business and Executive’s right to pursue employment.

(b)                                 During the 2-year period from the Termination Date until March 31, 2017, Executive will not, directly or indirectly, (i) solicit for employment or employ (or attempt to solicit for employment or employ), for Executive or on behalf of any sole proprietorship, partnership, corporation, limited liability company or business or any other person (other than the Company or any of its affiliates), any employee of the Company or any of its affiliates or any person who was such an employee during the one-year period preceding the date of such solicitation, employment or attempted solicitation or employment, or (ii) encourage any such employee to leave his or her employment with the Company or any of its affiliates.

(c)                                  In the event the terms of this Section 4 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to apply only for the maximum period of time for which it may be enforceable, in the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

5.                                                Non-disclosure of Proprietary Information

(a)                                 Except in connection with the faithful performance of Executive’s Consulting Services or pursuant to Section 5(b), Executive shall, in perpetuity, maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for his benefit or the benefit of any person, firm, corporation or other entity any confidential or proprietary information or trade secrets of or relating to the Company or any of its affiliates (including, without limitation, intellectual property in the form of patents, trademarks and copyrights and applications therefor, ideas, inventions, works, discoveries, improvements, information, documents, formulae, practices, processes, methods, developments, source code, modifications, technology, techniques, data, programs, other know-how or materials, owned, developed or possessed by the Company or any of its affiliates, whether in tangible or intangible form, information with respect to the Company’s or its affiliates’ operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, prospects and compensation paid to employees or other terms of employment), or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such confidential or proprietary information or trade secrets.  The parties hereby stipulate and agree that as between them the foregoing matters are important, material and confidential proprietary information and trade secrets and affect the successful conduct of the businesses of the Company and its affiliates (and any successors or assignees thereof).

(b)                                 Executive may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest practicable notice thereof, shall, as much in advance of the return date as practicable, make available to the Company and its counsel the documents and other information sought and shall reasonably assist such counsel at the Company’s expense in resisting or otherwise responding to such process.

(c)                                  Nothing in this Agreement shall prohibit Executive from (i) disclosing information and documents when required by law, subpoena or court order (subject to the requirements of Section 5(b)), (ii) disclosing information and documents to his professional adviser(s), (iii) disclosing the restrictions in this Agreement in confidence to any potential new employer or (iv) disclosing information that has been or is hereafter disclosed and made public through no act or omission of Executive in violation of this Agreement, any other confidentiality obligation or duty owed to any member of the Company Group or any act or omission of any person which to the knowledge of Executive has any legally binding confidentiality obligation or duty to the Company or its affiliates, or is otherwise ascertainable from public or trade sources or otherwise generally known in the trade.

6.                                                Non-Disparagement.  Each party to this Agreement (which, in the case of the Company and Holdings, shall mean their officers and the members of the Board of Directors of Holdings) agrees, during the Service Continuation Period and thereafter, to refrain from Disparaging (as defined below) the other party and its affiliates, including, in the case of the Company, any of its services, technologies or practices, or any of its directors, officers, agents, representatives or stockholders, either orally or in writing.  Nothing in this paragraph shall preclude any party from making truthful statements that are reasonably necessary to comply with applicable law, regulation or legal process, or to defend or enforce a party’s rights under this Agreement.  For purposes of this Agreement, “Disparaging” means making remarks, comments or statements, whether written or oral, that impugn the character, integrity, reputation or abilities of the person being disparaged.

7.                                                Condition to Consulting Compensation.  The Company shall be entitled to cease all payments and benefits to Executive under Section 2(b) in the event the Service Continuation Period is terminated by the Company for Cause or in the event of Executive’s breach any of the provisions of Sections 4, 5, 6 or 8 or of any other non-competition, non-solicitation, non-disparagement, confidentiality or assignment of inventions covenants contained in any other agreement between Executive and the Company or any of its affiliates, which other covenants are hereby incorporated by reference into this Agreement.

8.                                                Inventions.  All rights to discoveries, inventions, improvements and innovations (including all data and records pertaining thereto) related to the business of the Company and its affiliates, whether or not patentable, copyrightable, registrable as a trademark, or reduced to writing, that Executive may discover, invent or originate during the Service Continuation Period, either alone or with others and whether or not during working hours or by the use of the facilities of the Company (“Inventions”), shall be the exclusive property of the Company.  Executive shall promptly disclose all Inventions to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem reasonably necessary to protect or perfect its rights therein, and shall assist the Company, upon reasonable request and at the Company’s expense, in obtaining, defending and enforcing the Company’s rights therein.  Executive hereby appoints the Company as Executive’s attorney-in-fact to execute on Executive’s behalf any assignments or other documents reasonably deemed necessary by the Company to protect or perfect its rights to any Inventions.

9.                                                Injunctive Relief.  It is recognized and acknowledged by Executive that a breach of the covenants contained in Sections 4, 5, 6 and 8 will cause irreparable damage to Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate.  Accordingly, Executive agrees that in the event of a breach of any of the covenants contained in Sections 4, 5, 6 and 8, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to specific performance and injunctive relief without the requirement to post bond.

10.                                         Agreement to Arbitrate.  Any controversy, claim or dispute arising out of or relating to this Agreement, shall be settled solely and exclusively by binding arbitration in Los Angeles, California.  Such arbitration shall be conducted in accordance with the then prevailing JAMS Streamlined Arbitration Rules & Procedures, with the following exceptions if in conflict:  (a) one arbitrator shall be chosen by JAMS; (b) each party to the arbitration will pay its pro rata share of the expenses and fees of the arbitrator, together with other expenses of the arbitration incurred or approved by the arbitrator; and (c) arbitration may proceed in the absence of any party if written notice (pursuant to the JAMS’ rules and regulations) of the proceedings has been given to such party.  Each party shall bear its own attorneys’ fees and expenses. The parties agree to abide by all decisions and awards rendered in such proceedings.  Such decisions and awards rendered by the arbitrator shall be final and conclusive.  All such controversies, claims or disputes shall be settled in this manner in lieu of any action at law or equity; provided, however, that nothing in this Section 10 shall be construed as precluding the bringing an action for injunctive relief pursuant to any applicable Other Arrangement.

11.                                         Taxes.  The Company shall be entitled to (and intends to) withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges.  To the extent any taxes may be due on the payments to Executive provided in this Agreement beyond any withheld by the Company, Executive agrees to pay them himself.  Executive further agrees to provide any and all information pertaining to Executive upon request as reasonably necessary for the Company and its affiliates to comply with applicable tax laws.

12.                                         General Provisions.

(a)                                 Successors and Assigns.  The rights of the Company and Holdings under this Agreement may, without the consent of Executive, be assigned by the Company or Holdings, as applicable, in its sole and unfettered discretion, to any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company or Holdings.  The Company will require any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that the Company or Holdings, as applicable, would be required to perform it if no such succession had taken place.  The failure of any such successor to so assume this Agreement shall constitute a material breach of this Agreement by the Company.  As used in this Section 12(a), the “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.  Executive shall not be entitled to assign any of Executive’s rights or obligations under this Agreement.  This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

(b)                                 Severability.  In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law.  If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

(c)                                  Interpretation; Construction.  The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement.  This Agreement has been drafted by legal counsel representing the Company, but Executive has participated in the negotiation of its terms.  Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Agreement and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.  Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

(d)                                 Governing Law and Venue.  This Agreement will be governed by and construed in accordance with the laws of the United States and the State of California applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof.  Any suit brought hereon shall be brought in the state or federal courts sitting in Los Angeles, California, the parties hereby waiving any claim or defense that such forum is not convenient or proper.  Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by California law.

(e)                                  Notices.  Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated:  (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt.  Notice shall be sent to Executive at the address set forth below and to the Company at its principal place of business, or such other address as either party may specify in writing.

(f)                                   Survival.  Sections 4 (“Restrictive Covenants”), 5 (“Non-Disclosure of Proprietary Information”), 6 (“Non-Disparagement”), 7 (“Condition to Consulting Compensation”), 8 (“Inventions”), 9 (“Injunctive Relief”), 10 (“Agreement to Arbitrate”) and 12 (“General Provisions”) of this Agreement shall survive the expiration or termination of the Service Continuation Period.

(g)                                  Entire Agreement.  This Agreement and any covenants and agreements incorporated herein by reference as set forth in Section 7 together constitute the entire agreement between the parties in respect of the subject matter contained herein and therein and supersede all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral, provided, however, that for the avoidance of doubt, all Other Arrangements (as such Other Arrangements may be amended, modified or terminated from time to time) shall remain in effect in accordance with their terms, subject to Section 2(f) hereof.  This Agreement may be amended or modified only with the written consent of Executive and an authorized representative of the Company.  No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

(h)                                 Code Section 409A.

(i)                                     The intent of the parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively,

“Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.

(ii)                                  Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that is considered nonqualified deferred compensation under Section 409A and is designated under this Agreement as payable upon Executive’s termination of employment shall be payable only upon Executive’s “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”) and, except as provided below, any such compensation or benefits shall not be paid, or, in the case of installments, shall not commence payment, until the sixtieth (60th) day following Executive’s Separation from Service (the “First Payment Date”).  Any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s Separation from Service but for the preceding sentence shall be paid to Executive on the First Payment Date and the remaining payments shall be made as provided in this Agreement.

(iii)                               Notwithstanding anything in this Agreement to the contrary, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six-month period measured from the date of Executive’s Separation from Service with the Company or (ii) the date of Executive’s death.  Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein.

(iv)                              Executive’s right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A.  Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A.

(v)                                 To the extent that any reimbursements under this Agreement are subject to Section 409A, any such reimbursements payable to Executive shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred; provided, that Executive submits Executive’s reimbursement request promptly following the date the expense is incurred, the amount of expenses reimbursed in one year and the amount of in-kind benefits provided in one year shall not affect the amount eligible for reimbursement or in-kind benefits to be provided in any subsequent year, other than medical expenses referred to in Section 105(b) of the Code, and Executive’s right to reimbursement or in-kind benefits under this Agreement will not be subject to liquidation or exchange for another benefit.

(i)                                     Administration.  This Agreement shall be interpreted and administered by the Board of Directors of Wesco Aircraft Holdings, Inc. (the “Board”), or a committee thereof to which the Board may delegate such function (the “Committee”).  The Board or the Committee shall have the exclusive power, subject to and within the limitations of the express provisions of this Agreement, to interpret this Agreement and to make factual findings and determinations and take such action in connection with the Agreement as it, in its sole discretion, deems appropriate. The Board’s or the Committee’s determination shall be binding and conclusive on all parties, and the Board or the Committee shall not be liable for any action or determination made in good faith with respect to this Agreement.

(j)                                    Source of Funds.  Amounts payable to Executive under this Agreement shall be from the general funds of the Company.  Executive’s rights to unpaid amounts under this Agreement shall be solely those of an unsecured creditor of the Company.

(k)                                 Consultation with Legal and Financial Advisors.  By executing this Agreement, Executive acknowledges that this Agreement confers significant legal rights, and may also involve the waiver of rights under other agreements; that the Company has encouraged Executive to consult with Executive’s personal legal and financial advisors; and that Executive has had adequate time to consult with Executive’s advisors before executing this Agreement.

(l)                                     Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(Signature Page Follows)

IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed the foregoing on the dates shown below.

WESCO AIRCRAFT HARDWARE CORP.

By:	/s/ John Holland		Date:	November 20, 2014
	Name:	John Holland
	Title:	Senior Vice President and General Counsel

EXECUTIVE

	/s/ Greg Hann		Date:	November 20, 2014
Greg Hann

Address:	1482 Caitlyn Circle
Westlake Village, CA 91361

EXHIBIT A

GENERAL RELEASE OF CLAIMS

[The language in this Release may change based on legal developments and evolving best practices; this form is provided as an example of what will be included in the final Release document.]

This General Release of Claims (“Release”) is entered into as of this            day of                 ,         , between                  (“Executive”), and Wesco Aircraft Hardware Corporation, Inc., a California corporation (the “Company”) (collectively referred to herein as the “Parties”).

WHEREAS, Executive and the Company are parties to that certain Separation and Consulting Agreement dated as of                     ,          (the “Agreement”);

WHEREAS, the Parties agree that Executive is entitled to certain payments and benefits under the Agreement, subject to Executive’s execution of this Release; and

WHEREAS, the Company and Executive now wish to fully and finally to resolve all matters between them.

NOW, THEREFORE, in consideration of, and subject to, the payments and benefits payable to Executive pursuant to the Agreement, the adequacy of which is hereby acknowledged by Executive, and which Executive acknowledges that he would not otherwise be entitled to receive, Executive and the Company hereby agree as follows:

1.                                      General Release of Claims by Executive.

(a)                                 Executive, on behalf of himself and his executors, heirs, administrators, representatives and assigns, hereby agrees to release and forever discharge the Company and all predecessors, successors and their respective parent corporations, affiliates, related, and/or subsidiary entities, and all of their past and present investors, directors, shareholders, officers, general or limited partners, employees, attorneys, creditors, agents and representatives, and the employee benefit plans in which Executive is or has been a participant by virtue of his employment with or service to the Company (collectively, the “Company Releasees”), from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected (collectively, “Claims”), which Executive has or may have had against such entities based on any events or circumstances arising or occurring on or prior to the date hereof, arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever Executive’s employment by or service to the Company or the termination thereof, including any and all claims arising under federal, state, or local laws relating to employment, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, and claims of any kind that may be brought in any court or administrative agency including, without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000, et seq.; the Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; the Civil Rights Act of 1866, and the Civil Rights Act of 1991; 42 U.S.C. Section 1981, et seq.; the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621, et seq. (the “ADEA”); the Equal Pay Act, as amended, 29 U.S.C. Section 206(d); regulations of the Office of Federal Contract Compliance, 41 C.F.R. Section 60, et seq.; the Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; and any similar state or local law.

Notwithstanding the generality of the foregoing, Executive does not release the following:

(i)                                     Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(ii)                                  Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;

(iii)                               Claims pursuant to the terms and conditions of the federal law known as COBRA;

(iv)                              Claims for indemnity under the bylaws of the Company or its affiliates, as provided for by law or under any applicable insurance policy with respect to Executive’s liability as an employee, director or officer of the Company pursuant to which Executive is covered as of the effective date of Executive’s termination of employment with the Company and its subsidiaries;

(v)                                 Claims based on any right Executive may have to enforce the Company’s executory obligations under the Agreement;

(vi)                              Claims Executive may have to vested or earned compensation and benefits and for payments and benefits expressly provided for under Section 2(b) of the Agreement; and

(vii)                           Any rights that cannot be released as a matter of applicable law, but only to the extent such rights may not be released under such applicable law.

(b)                                 Executive acknowledges that this Release was presented to him on the date indicated above and that Executive is entitled to have [twenty-one (21)/forty-five (45)] days’ time in which to consider it.  Executive further acknowledges that the Company has advised him that he is waiving his rights under the ADEA, and that Executive should consult with an attorney of his choice before signing this Release, and Executive has had sufficient time to consider the terms of this Release.  Executive represents and acknowledges that if Executive executes this Release before [twenty-one (21)/forty-five (45)] days have elapsed, Executive does so knowingly, voluntarily, and upon the advice and with the approval of Executive’s legal counsel (if any), and that Executive voluntarily waives any remaining consideration period.

(c)                                  Executive understands that after executing this Release, Executive has the right to revoke it within seven (7) days after his execution of it.  Executive understands that this Release will not become effective and enforceable unless the seven (7) day revocation period passes and Executive does not revoke the Release in writing.  Executive understands that this Release may not be revoked after the seven (7) day revocation period has passed.  Executive also understands that any revocation of this Release must be made in writing and delivered to the Company at its principal place of business within the seven (7) day period.

(d)                                 Executive understands that this Release shall become effective, irrevocable, and binding upon Executive on the eighth (8th) day after his execution of it, so long as Executive has not revoked it within the time period and in the manner specified in clause (c) above.  Executive further understands that Executive will not be given any severance benefits under the Agreement unless this Release is effective on or before the date that is sixty (60) days following the date of Executive’s termination of employment.

2.                                      No Assignment.  Executive represents and warrants to the Company Releasees that there has been no assignment or other transfer of any interest in any Claim that Executive may have against the Company Releasees.  Executive agrees to indemnify and hold harmless the Company Releasees from any liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred as a result of any such assignment or transfer from Executive.

3.                                      Severability.  In the event any provision of this Release is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law.  If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

4.                                      Interpretation; Construction.  The headings set forth in this Release are for convenience only and shall not be used in interpreting this Agreement.  This Release has been drafted by legal counsel representing the Company, but Executive has participated in the negotiation of its terms.  Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Release and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Release.  Either party’s failure to enforce any provision of this Release shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Release.

5.                                      Governing Law and Venue.  This Release will be governed by and construed in accordance with the laws of the United States of America and the State of California applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof.  Any suit brought hereon shall be brought in the state or federal courts sitting in Los Angeles, California, the Parties hereby waiving any claim or defense that such forum is not convenient or proper.  Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by California law.

6.                                      Waiver of Civil Code Section 1542.  It is the intention of Executive in executing this Release that the same shall be effective as a bar to each and every Claim hereinabove specified (except for those Claims specifically not covered by the release set forth above).  In furtherance of this intention, Executive hereby expressly waives any and all rights and benefits conferred upon his by the provisions of SECTION 1542 OF THE CALIFORNIA CIVIL CODE and expressly consents that this Release shall be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected Claims, if any, as well as those relating to any other Claims hereinabove specified (except, in each case, for those Claims specifically not covered by the release set forth above).  SECTION 1542 provides:

“A GENERAL RELEASE DOES NOT EXTEND TO A CLAIM WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

Executive acknowledges that he  may hereafter discover Claims or facts in addition to or different from those which Executive now knows or believes to exist with respect to the subject matter of this Release and which, if known or suspected at the time of executing this Release, may have materially affected this settlement.  Nevertheless, Executive hereby waives any right, Claim or cause of action that might arise as a result of such different or additional Claims or facts.  Executive acknowledges that he  understands the significance and consequences of such release and such specific waiver of SECTION 1542.

7.                                      Entire Agreement.  This Release and the Agreement constitute the entire agreement of the Parties in respect of the subject matter contained herein and therein and supersede all prior or simultaneous representations, discussions, negotiations and agreements, whether written or oral.  This Release may be amended or modified only with the written consent of Executive and an authorized representative of the Company.  No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

8.                                      Counterparts.  This Release may be executed in multiple counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, and intending to be legally bound, the Parties have executed the foregoing Release as of the date first written above.

EXECUTIVE	WESCO AIRCRAFT HARDWARE CORP.

By:
Greg Hann
Print Name:

Title: